Exhibit 10.21

ENGILITY HOLDINGS, INC.

SEVERANCE PLAN

THIS SEVERANCE PLAN, adopted as of January 1, 2013 (the “Effective Date”) by ENGILITY HOLDINGS, INC., a Delaware corporation, has been established to provide for the payment of severance benefits to Eligible Employees (as defined below).

Section 1. Definitions. Unless the context clearly indicates otherwise, when used in this Plan:

(a) “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity, but excluding any entity that is a joint venture.

(b) “Annual Compensation” means the sum of (x) the Eligible Employee’s Base Salary in effect immediately prior to the date of the Eligible Employee’s Separation from Service (or, if the termination is for Good Reason, immediately prior to the event set forth in the notice of termination given in accordance with Section 15 of this Plan), and (y) the Eligible Employee’s Average Bonus.

(c) “Average Bonus” means the average of all Bonuses paid or payable to an Eligible Employee in respect of the three Fiscal Years ended prior to the Fiscal Year in which the employment of the Eligible Employee is terminated (or, if the Eligible Employee was not employed by the Company during each of such Fiscal Years, such lesser number of Fiscal Years during which the Eligible Employee was so employed); provided that for purposes of calculating “Average Bonus”:

(i) any pro-rated Bonus awarded to the Eligible Employee for a Fiscal Year in which the Eligible Employee was employed for less than the full Fiscal Year shall be annualized;

(ii) the Bonus for the last of the three Fiscal Years utilized in this calculation shall be disregarded (and the Eligible Employee shall be treated as if he or she were not employed during such Fiscal Year) if the Bonus for that year (A) has not been paid because the Eligible Employee was terminated prior to the scheduled date for payment of such Bonus or (B) was paid based on an adverse change to the assumptions (including the Eligible Employee’s Target Bonus) or calculation methodology for determining the amount of such Bonus made in anticipation of a Separation from Service, then the Bonus for such year shall be disregarded and the calculation shall be made as if the Eligible Employee was not employed during such Fiscal Year;

(iii) if the Eligible Employee was promoted to a more senior position in connection with the spin-off of the Company on July 17, 2012, then the term “Average Bonus” shall be calculated as if the Eligible Employee was not employed during any Fiscal Year prior to 2012; and

(iv) if the Eligible Employee was not an employee in a position eligible for a Bonus during any of the three previous Fiscal Years then the term “Average Bonus” shall mean the Eligible Employee’s Target Bonus.

(d) “Base Salary” means an Eligible Employee’s annual rate of base salary in effect on the date in question, determined on a “gross wages” basis (i.e. prior to reduction for any employee-elected salary reduction contributions made to an Employer-sponsored non-qualified deferred compensation plan or an Employer-sponsored plan pursuant to Section 401(k) or 125 of the Code), and excluding bonuses, overtime, allowances, commissions, deferred compensation payments and any other extraordinary remuneration.

(e) “Board” means the board of directors of the Company.

(f) “Bonus Fraction” means, with respect to any Eligible Employee, a fraction, the numerator of which shall equal the number of days the Eligible Employee was employed by the Eligible Employee’s Employer in the Fiscal Year in which the Eligible Employee’s termination occurs and the denominator of which shall equal 365.

(g) “Bonus” means the amount payable to an Eligible Employee under the Company’s applicable annual cash incentive bonus plan with respect to a Fiscal Year.

(h) “Cause” means an Eligible Employee’s:

(1) intentional failure to perform reasonably assigned duties, which failure the Eligible Employee does not cure within fifteen days of the Company providing written notice of such failure;

(2) personal dishonesty or willful misconduct in the performance of duties;

(3) breach of fiduciary duties to the Company involving personal profit;

(4) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); or

(5) (a) any act by an Eligible Employee involving fraud, (b) any breach by an Eligible Employee of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments and the like or (c) any willful or grossly negligent act by the Eligible Employee resulting in an investigation by the Securities and Exchange Commission, which, in each of cases (a), (b) and (c) above, the Board determines in its sole and absolute discretion materially adversely affects the Company or the Eligible Employee’s ability to perform his or her duties to the Company.

For purposes of this definition, an act, or failure to act, on an Eligible Employee’s part shall be deemed “willful” if done, or omitted to be done, by the Eligible Employee in bad faith and without reasonable belief that the action or omission was in the best interest of the Company.

(i) “CEO Direct Report” means any employee of the Company or any of its wholly-owned subsidiaries who reports directly to the Chief Executive Officer of the Company.

(j) “CEO Indirect Report” means any employee of the Company or any of its wholly-owned subsidiaries who reports directly to a CEO Direct Report.

(k) “Change in Control Plan” means the Engility Holdings, Inc. Change in Control Severance Plan.

(l) “Chief Executive Officer” means the Chief Executive Officer of the Company.

(m) “Chief Financial Officer” means the Chief Financial Officer of the Company who is also a CEO Direct Report.

(n) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(o) “Code” means the Internal Revenue Code of 1986, as amended.

(p) “Committee” means the committee designated pursuant to Section 6 to administer this Plan.

(q) “Company” means Engility Holdings, Inc., a Delaware corporation and, where the context requires, any Affiliate thereof.

(r) “Disability” means an Eligible Employee, as a result of incapacity due to physical or mental illness, becomes eligible for benefits under the long-term disability plan or policy of the Company or a subsidiary in which the Eligible Employee is eligible to participate.

(s) “Eligible Employee” means a person qualifying as any of following immediately prior to such person’s Separation from Service: (i) the Chief Executive Officer, (ii) the Chief Financial Officer, (iii) any Senior Vice President, and (iv) any Vice President, as defined in this Plan.

(t) “Employer” means, with respect to any Eligible Employee, the legal entity that employed such person prior to any termination of employment contemplated hereunder.

(u) “Fiscal Year” means any given fiscal year of the Company.

(v) “Good Reason” means any of the following actions, without the Eligible Employee’s express prior written approval, other than due to Disability or death:

(1) (A) any material reduction in Base Salary or annual cash incentive opportunity (including Target Bonus, if applicable) or, in the case of a CEO Direct Report, long-term incentive opportunity or (B) any adverse change to the calculation methodology for determining Bonuses or, in the case of a CEO Direct Report, long-term incentives, which in each case, is reasonably likely to have a material adverse impact on the amounts the Eligible Employee has the potential to earn under such programs;

(2) subject to the terms and conditions of the applicable plan(s), any failure by the Company to continue to provide employee benefits to the Eligible Employee that are substantially similar in the aggregate to those afforded to persons of comparable title and position of the Company; for this purpose employee benefits shall mean retirement, fringe and welfare benefits;

(3) any material adverse change in the Eligible Employee’s duties or responsibilities;

(4) any relocation of the Eligible Employee’s principal place of business of 50 miles or more, provided that such relocation also increases the Eligible Employee’s commute by at least 25 miles; or

(5) any failure to pay the Eligible Employee’s Base Salary and other amounts earned by the Eligible Employee within ten (10) days after the date such compensation is due.

An Eligible Employee must provide written notice to the Company pursuant to Section 15 hereof of the Eligible Employee’s intent to resign for Good Reason within 45 days of the occurrence of an event described in subparagraphs (1) to (5) above (each, a “Good Reason Event”) in order for the Eligible Employee’s resignation for Good Reason to be effective hereunder. Upon receipt of such notice, the Company shall have 30 days (the “Cure Period”) to rectify the Good Reason Event. If the Company fails to rectify the Good Reason Event prior to the expiration of the Cure Period, then the Eligible Employee may terminate employment within 10 days following the expiration of the Cure Period and such termination will be considered for Good Reason.

(w) “Plan” means this Engility Holdings, Inc. Severance Plan, as in effect from time to time.

(x) “Release” means a release to be signed by an Eligible Employee in such form as the Company shall reasonably determine, which shall, to the extent permitted by law, waive all claims and actions against the Company and such other related parties and entities as the Company reasonably chooses to include in the release except for claims and actions for benefits provided under (or contemplated by) the terms of this Plan (which Release is not revoked by the Eligible Employee).

(y) “Senior Vice President” means any Senior Vice President of the Company or any of its wholly-owned subsidiaries who is also a CEO Direct Report.

(z) “Separation from Service” means a “separation from service” from the Company and all of its Affiliates within the meaning of Code Section 409A and the regulations promulgated thereunder, applying the default terms thereof, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(aa) “Severance Multiple” means, with respect to any Eligible Employee, the highest of the following multiples applicable to such person:

(1) the multiple of two (2), for each of the Chief Executive Officer and the Chief Financial Officer;

(2) the multiple of one and one-half (1.5), for each Senior Vice President; and

(3) the multiple of one (1), for each Vice President of the Company who is a CEO Direct Report or a CEO Indirect Report.

(bb) “Target Bonus” means an Eligible Employee’s target Bonus in effect immediately prior to the date of the Eligible Employee’s Separation from Service (or, if the termination is for Good Reason, immediately prior to the event set forth in the notice of termination given in accordance with Section 15).

(cc) “Vice President” means any Vice President of the Company or any of its wholly-owned subsidiaries who is either a CEO Direct Report or a CEO Indirect Report.

Section 2. Severance Benefits. Each Eligible Employee who executes a Release in the manner prescribed by the Company within 45 days following such Eligible Employee’s (i) involuntary Separation from Service initiated by the Company without Cause, (ii) Separation from Service for Good Reason initiated by the Eligible Employee, or (iii) Separation from Service on account of death or Disability, and (such 45 day period, as extended by any revocation period applicable to a Release executed on the 45th such day, the “Severance Delay Period”) who agrees at such time to be subject to the restrictive covenants set forth on Exhibit A shall be entitled to the following:

(a) Severance Pay. Each such Eligible Employee shall be entitled to receive severance pay from the Company, payable as provided in Section 3, in an amount equal to the Eligible Employee’s Severance Multiple, multiplied by the Eligible Employee’s Annual Compensation;

(b) Medical, Dental and Life Insurance Benefit Continuation. For each Eligible Employee, for a period of years (or fractions thereof) equal to the Severance Multiple following the Eligible Employee’s Separation from Service (the “Employee Welfare Continuation Period”), the Eligible Employee and such Eligible Employee’s spouse and dependents (each as defined under the applicable program) shall receive the following benefits: (x) medical and dental insurance coverages at the same benefit levels as provided to the Eligible Employee immediately prior to the Separation from Service, for which the Company will (A) reimburse the Eligible Employee during the Employee Welfare Continuation Period or, if shorter, the period of actual COBRA continuation coverage received by the Eligible Employee during the Employee Welfare Continuation Period, for the total amount of the monthly COBRA medical and dental insurance premiums payable by the Eligible Employee for such continued benefits in excess of the cost the Eligible Employee paid for such coverage (on a monthly premium basis) immediately prior to such termination of employment and (B) provide such coverage for any remaining portion of the Employee Welfare Continuation Period at the same cost to the Eligible Employee as is generally provided to similarly situated active employees of the Company (or, if it is not possible, or is cost-prohibitive for the Company to provide such coverage for such remaining portion, the Company will pay the Eligible Employee an additional monthly amount, at the same time as cash severance payments are made pursuant to Section 3, of cash equal to the premiums the Company would have paid if the Eligible Employee had remained an active employee, subject to Section 4 hereof), provided, however, that if, during the Employee Welfare Continuation Period, the Eligible Employee becomes employed by a new employer that provides medical and dental coverage, the Company’s continuing medical and dental coverage (and any cash payments in lieu thereof) shall cease; and (y) life insurance coverage at the same benefit level as provided to the Eligible Employee immediately prior to the Separation from Service and at the same cost to the Eligible Employee as is generally provided to similarly situated active employees of the Company.

(c) Equity Vesting. All stock options, restricted stock or restricted stock units of the Eligible Employee that are vested prior to the date of the Separation from Service shall be owned, exercisable or payable in accordance with their terms. With respect to unvested stock options and unvested restricted stock and restricted stock units (that have not been previously forfeited), whose only vesting condition is the continued provision of services to the Company (collectively, “Time-Based Awards”), a portion of each grant of Time-Based Awards shall vest equal to (i) the number of Time-Based Awards with respect to such grant, multiplied by a fraction, the numerator of which is the full number of calendar months that elapsed between the grant date of such Time-Based Awards and the date of the Eligible Employee’s Separation from Service, and the denominator of which is the number of months between the grant date of such Time-Based Awards and when the Time-Based Awards would have fully vested and no longer be subject to forfeiture. Time-Based Awards that are restricted stock or restricted stock units shall be settled in cash or shares of the Company’s common stock at the Company’s sole discretion. The vesting set forth in this Section 2(c) of any Time-Based Awards shall be conditioned upon the Eligible Employee’s execution of a Release and shall be made upon the expiration of the Severance Delay Period. For the avoidance of doubt, the treatment of all equity awards subject to performance-vesting requirements shall be determined solely in accordance with the terms of such awards.

(d) Outplacement. Eligible Employees shall receive reasonable outplacement services to be provided by a provider selected by such Eligible Employee during the applicable Severance Period, the cost of which shall be borne by the Company.

(e) Accrued Benefits. Such Eligible Employee shall be entitled to receive the following as accrued benefits: (i) any unpaid Base Salary through the date of such Eligible Employee’s Separation from Service, (ii) any earned but unpaid Bonus applicable to the fiscal year immediately preceding the fiscal year in which the termination occurs, (iii) a pro rata Bonus (using the Bonus Fraction) for the fiscal year in which the termination occurs equal to the Bonus that the Eligible Employee would have received if his or her employment had not terminated prior to the end of the fiscal year (e.g., after determining whether applicable performance goals have been achieved determined on a basis consistent with past practice), and (iv) all earned compensation previously deferred by such Eligible Employee but not yet paid as well as all accrued interest thereon. The accrued Benefits described in this Section 2(f) shall be payable at such times as they were originally scheduled to have been made. In addition, such Eligible Employee shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by such Eligible Employee in accordance with Company policies prior to the date of such Eligible Employee’s termination. Such Eligible Employee shall also be able to receive and enjoy such other benefits, if any, to which such Eligible Employee may be entitled pursuant to the terms and conditions of (1) the employee compensation, incentive, equity, benefit or fringe benefit plans, policies or programs of the Company, other than any Company severance policy and as provided in Section 12(a) of this Plan, and (2) the indemnification and D&O insurance plans, policies or programs of the Company.

Section 3. Form and Time of Payment. The cash severance pay benefits payable to an Eligible Employee under Section 2(a) above shall be paid to such Eligible Employee in equal bi-weekly installments in the Company’s regular payroll cycle, beginning immediately following the sixtieth day following the Eligible Employee’s termination of employment, for a number of years equal to the Severance Multiple applicable to such Eligible Employee, except as provided pursuant to Section 4 of this Plan; provided, however, that the Company shall not be required to pay or continue to pay the cash severance pay benefits (or any other benefits) in the event such Eligible Employee does not sign a Release (and all applicable revocation periods shall have expired) prior to the end of the Severance Delay Period, or such Eligible Employee revokes the Release during the time to revoke, if any.

Section 4. Tax Withholding. The Company shall withhold from any amount payable to an Eligible Employee pursuant to this Plan, and shall remit to the appropriate governmental authority, any income, employment or other tax the Company is required by applicable law to so withhold from and remit on behalf of such Eligible Employee.

Section 5. Section 409A.

(a) Notwithstanding any other provision of this Plan, any payments or benefits due under this Plan upon or in connection with a termination of an Eligible Employee’s employment shall be paid, and this Plan shall be interpreted, in a manner that shall reasonably ensure that any such payments or benefits shall not be subject to any tax or interest under Section 409A of the Code. Each payment made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

(b) In furtherance of Section 5(a), in the event an Eligible Employee who is a “specified employee” within the meaning of the Section 409A of the Code becomes entitled to the payment of any severance amounts under this Plan, such payment shall be deferred until the date that is six months following the termination of the Eligible Employee’s employment, to the extent such delay is required to comply with Section 409A of the Code.

(c) To the extent any reimbursements or in-kind benefits due to an Eligible Employee under this Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to such Eligible Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

(d) Notwithstanding the foregoing, neither the Company nor any of its employees or representatives shall have any liability to any Eligible Employee to the extent that any payment or benefit hereunder is determined to be subject to any tax or interest under Section 409A of the Code.

Section 6. Plan Administration. This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of Section 7 of this Plan, the Committee shall have discretionary and final authority to interpret and implement the provisions of this Plan and to determine eligibility for benefits under the Plan. The Committee shall perform all of the duties and exercise all of the powers and discretion that the Committee deems necessary or appropriate for the proper administration of this Plan and may, in its discretion, delegate duties related to administering the Plan. The Committee may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof, and shall keep adequate records of its proceedings and acts. The Committee may employ such agents, accountants and legal counsel (who may be agents, accountants and legal counsel for an Employer) as may be appropriate for the administration of the Plan. All reasonable administration expenses incurred by the Committee in connection with the administration of the Plan shall be paid by the Company.

Section 7. Dispute Resolution. Any dispute hereunder or with regard to any document or agreement referred to herein shall be resolved by arbitration before the American Arbitration Association in Reston, Virginia. The determination of the arbitrator shall be final and binding on the parties hereto and may be entered in any court of competent jurisdiction.

Section 8. Applicable Law. This Plan shall be governed and construed in accordance with applicable federal law; provided, however, that wherever such law does not otherwise preempt state law, the laws of the Commonwealth of Virginia shall govern.

Section 9. Legal Fees. All reasonable legal fees and expenses incurred by an Eligible Employee in connection with any non-frivolous claim made pursuant to this Plan shall be borne by the Company.

Section 10. Plan Amendment and Termination. The Company reserves the right to amend, modify, suspend or terminate the Plan, in whole or in part, at any time, by action of the Committee; provided that no such amendment, modification, suspension or termination shall impair the rights of an Eligible Employee who has incurred a Separation from Service described in Section 2(a) unless such amendment, modification, suspension or termination is agreed to in a writing signed by the Eligible Employee and the Company. Notwithstanding the foregoing, the Company must provide all Eligible Employees with notice of its intention to terminate this Plan or amend this Plan in a manner that is materially adverse to all or any Eligible Employees, in each case in accordance with Section 15 of the Plan, 60 calendar days prior to such termination or material amendment (which notice requirement may be satisfied by a public filing with the SEC on Form 8-K or otherwise). During the 60-day notice period, the Eligible Employees shall continue to participate in the Plan, without giving effect to any materially adverse amendment.

Section 11. Nature of Plan and Rights. This Plan is an unfunded employee welfare benefit plan and no provision of this Plan shall be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Eligible Employee or former Eligible Employee. Any payment which becomes due under this Plan to an Eligible Employee shall be made by the Company out of its general assets, and the right of any Eligible Employee to receive a payment hereunder the Company shall be no greater than the right of any unsecured general creditor of the Company.

Section 12. Entire Agreement; Offset; No Interference.

(a) This Plan constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the payment of severance benefits upon a Separation from Service of an Eligible Employee; provided, that except as otherwise provided herein, awards pursuant to equity plans of the Company shall be subject to the relevant award agreements thereunder.

(b) Except as expressly provided herein, this Plan shall not interfere in any way with the right of the Company to reduce the Eligible Employee’s compensation or other benefits or terminate the Eligible Employee’s employment, with or without Cause. Any rights that the Eligible Employee shall have in that regard shall be as set forth in any applicable employment agreement between the Eligible Employee and the Company.

Section 13. Spendthrift Provision. No right or interest of an Eligible Employee under this Plan may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Eligible Employee.

Section 14. Notice. Notice of termination for Cause or for Good Reason shall be given in accordance with this Section, and shall indicate the specific termination provision under the Plan relied upon, the relevant facts and circumstances and the effective date of termination. For the purpose of this Plan, any notice and all other communication provided for in this Plan shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as the Company or the Eligible Employee may have furnished to the other in writing in accordance herewith.

If to the Company:

Engility Holdings, Inc.

3750 Centerview Drive

Chantilly, VA 20151

If to Eligible Employee:

To the most recent address of Eligible Employee set forth in the personnel records of the Company.

Section 15. Effect on Other Plans, Agreements and Benefits.

(a) Unless otherwise provided herein, nothing in this Plan shall prevent or limit an Eligible Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Affiliates for which the Eligible Employee may qualify, nor, except as explicitly set forth in this Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of its Affiliates. Any economic or other benefit to an Eligible Employee under this Plan, other than the Accrued Benefits, will not be taken into account in determining any benefits to which the Eligible Employee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and its Affiliates, unless provided otherwise in any such plan.

(b) Notwithstanding the foregoing provisions of Section 15(a), and except as specifically provided below, any severance payments or benefits received by an Eligible Employee pursuant to this Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company or its Affiliates (other than a stock option, restricted stock, share or unit, performance share or unit, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Eligible Employee’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment); provided, however, that if an Eligible Employee incurs a Separation from Service in circumstances under which the Eligible Employee becomes entitled to severance payments or benefits pursuant to the Change in Control Plan, then the Eligible Employee shall not be entitled to any severance payments or benefits under this Plan as a result of such Separation from Service and, in lieu of, and not in duplication of, any severance payments or benefits the Eligible Employee would otherwise to be entitled to receive under the Plan, the Eligible Employee shall receive the severance payments or benefits to which the Eligible Employee is entitled under the Change in Control Plan, payable or provided under the terms, and subject to the conditions, of the Change in Control Plan. Further, notwithstanding the foregoing provisions of Section 15(a), if an Eligible Employee incurs a Separation from Service in circumstances under which the Eligible Employee would become entitled to severance payments or benefits both pursuant to this Plan and pursuant to such Eligible Employee’s Employment Agreement, then the Eligible Employee shall receive severance payments or benefits only under either the Plan or the Eligible Employee’s Employment Agreement, whichever of those two arrangements would provide the Eligible Employee with the greater aggregate severance payments and benefits, payable or provided under the terms, and subject to the conditions, of either the Plan or the Eligible Employee’s Employment Agreement, as applicable, and after application of Section 5 hereof. Any severance payments or benefits received by an Eligible Employee under the Plan pursuant to the immediately preceding sentence shall be in lieu of, and not in duplication of, any severance payments or benefits the Eligible Employee would otherwise be entitled to receive under the Eligible Employee’s Employment Agreement; and any severance payments or benefits received by an Eligible Employee under the Eligible Employee’s Employment Agreement pursuant to the immediately preceding sentence shall be in lieu of, and not in duplication of, any severance payments or benefits the Eligible Employee would otherwise be entitled to receive under the Plan.

Section 16. Effectiveness. This Plan shall be effective as of the Effective Date and shall remain in effect until terminated pursuant to Section 10 of this Plan.

ENGILITY HOLDINGS, INC.

By:	/s/ Thomas O. Miiller
	Name:	Thomas O. Miiller
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit A

CONFIDENTIALITY AND NON-COMPETITION RESTRICTIVE COVENANTS

I. While employed by the Company, and at any time thereafter, no Eligible Employee shall, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its Affiliates, except when required to do so by applicable law, by a court, by any governmental agency, or by any administrative body or legislative body (including a committee thereof); provided, however, that the Eligible Employee shall give reasonable notice under the circumstances to the Company that he or she has been notified that he or she will be required to so disclose as soon as possible after receipt of such notice in order to permit the Company to take whatever action it reasonably deems necessary to prevent such disclosure and the Eligible Employee shall cooperate with the Company to the extent that it reasonably requests him or her to do so. For purposes of this paragraph I, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, its Affiliates or customers, that, in any case, is not otherwise available to the public (other than by the Eligible Employee’s breach of the terms hereof).

II. In consideration of the Company’s obligations under the Plan to which this Exhibit A is attached, each Eligible Employee agrees that for a period of twelve (12) months after termination of employment with the Company, without the prior written consent of the Board, and which period may be extended, at the Eligible Employee’s discretion, up to a period of time commensurate with the Eligible Employee’s Severance Multiple as defined in the Plan, (A) he or she will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any (i) entity which is in Competition with the business of the Company or its Affiliates or (ii) Competitive Activity and (B) he or she shall not, on his or her own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its Affiliates at any time during the twelve (12) months immediately preceding such solicitation. For purposes of this paragraph II: (a) an entity shall be deemed to be in “Competition” with the Company or its Affiliates if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company or its Affiliates as a part of the business of the Company or its Affiliates within the same geographic area in which the Company effects such sales or dealings or renders such services at the Relevant Date; and (b) “Competitive Activity” shall mean any business into which the Company or any of its Affiliates has taken substantial steps to engage, as of the Relevant Date, which would be deemed to be in Competition with the business of the Company or its Affiliates if such steps had been completed prior to the Relevant Date; and (c) the term “Relevant Date” shall mean the effective date of termination of Eligible Employee’s employment with the Company.

III. Non-Disparagement. As a condition of participation in this Plan and the continued receipt of any benefits hereunder, each Eligible Employee agrees that, during his or her employment

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with the Company or any of its Affiliates or at any time thereafter, the Eligible Employee shall not make, nor cause any one else to make or cause on the Eligible Employee’s behalf, any public disparaging or derogatory statements or comments regarding the Company or its Affiliates, or their respective officers or directors.

IV Employee’s Cooperation. During the term of an Eligible Employee’s employment, the period over which an Eligible Employee is receiving payments hereunder, and a reasonable time thereafter, such Eligible Employee shall cooperate with the Company and its Affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Eligible Employee being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Eligible Employee’s possession, all at times and on schedules that are reasonably consistent with the Eligible Employee’s other permitted activities and commitments). In the event the Company requires an Eligible Employee’s cooperation in accordance with this paragraph after the term of an Eligible Employee’s employment, the Company shall reimburse the Eligible Employee for reasonable travel and other out-of-pocket expenses upon submission of receipts.

V. Notwithstanding anything contained in this Exhibit A, nothing herein shall (i) prohibit any Eligible Employee from serving as an officer, employee or independent consultant of any business unit or subsidiary which would not otherwise be in Competition with the Company or its Affiliates or a Competitive Activity, but which business unit is a part of, or which subsidiary is controlled by, or under common control with, an entity that would be in competition with the Company or its Affiliates, so long as the Eligible Employee does not engage in any activity which is in Competition with any business of the Company or its Affiliates or is otherwise a Competitive Activity or (ii) be construed so as to preclude the Eligible Employee from investing in any publicly or privately held company, provided the Eligible Employee’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.

VI. In the event the Company determines that an Eligible Employee has breached the covenants contained in this Exhibit A, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Plan and/or obtain an injunction against the Eligible Employee from any court having jurisdiction over the matter restraining any further violation of this Exhibit A by the Eligible Employee. Further, if in the opinion of any court of competent jurisdiction any of the restraints identified herein is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

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